     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1997

                                                     REGISTRATION NO. 333-
                     POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION NO. 33-59369
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      AND
                         POST-EFFECTIVE AMENDMENT NO. 1
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                       PIEDMONT NATURAL GAS COMPANY, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

                  NORTH CAROLINA                                        56-0556998
 (State or other jurisdiction of incorporation or          (I.R.S. Employer Identification No.)
                   organization)

                               1915 REXFORD ROAD
                             POST OFFICE BOX 33068
                              CHARLOTTE, NC 28233
                                 (704) 364-3120

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JOHN H. MAXHEIM
                             CHAIRMAN OF THE BOARD,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       PIEDMONT NATURAL GAS COMPANY, INC.
                     1915 REXFORD ROAD, CHARLOTTE, NC 28211
                                 (704) 364-3120

(Name, address, including zip code, and telephone numbers, including area code, of agent for service)
                             ---------------------
                                WITH COPIES TO:

                 JERRY W. AMOS, ESQ.                                        ARNOLD H. TRACY, ESQ.
               AMOS & JEFFRIES, L.L.P.                                        COUDERT BROTHERS
                     SUITE 1230                                          1114 AVENUE OF THE AMERICAS
                230 NORTH ELM STREET                                    NEW YORK, NEW YORK 10036-7703
          GREENSBORO, NORTH CAROLINA 27401                                     (212) 626-4400
                   (910) 273-5569

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.
    If the only securities being registered on this Form S-3 are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form S-3 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                            ------------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ------------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                                    ---------------------
                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                      PROPOSED             PROPOSED
                                                   AMOUNT              MAXIMUM             MAXIMUM             AMOUNT OF
           TITLE OF EACH CLASS OF                   TO BE          OFFERING PRICE         AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED             REGISTERED(1)      PER UNIT(2)(3)    OFFERING PRICE(2)(3)         FEE
-----------------------------------------------------------------------------------------------------------------------------
Debt Securities.............................     $95,000,000            100%             $95,000,000          $28,787.88
=============================================================================================================================

(1) Plus such additional principal amount as may be necessary such that, if Debt Securities are issued with an original issue discount, the aggregate initial offering price of all Debt Securities will equal $95,000,000.
(2) Estimated solely for the purpose of calculating the registration fee.
(3) Excluding accrued interest and accrued amortization of discount, if any, to the date of delivery.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT AND POST-EFFECTIVE AMENDMENT NO. 1 ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY THEIR EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT AND POST-EFFECTIVE AMENDMENT NO. 1 SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT AND POST-EFFECTIVE AMENDMENT NO. 1 SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

* Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this registration statement is a combined prospectus and also relates to Registration Statement No. 33-59369 previously filed by the registrant. This registration statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 33-59369, and such Post-Effective Amendment No. 1 shall hereafter become effective concurrently with the effectiveness of this registration statement. This registration statement and the registration statement amended hereby are collectively referred to herein as the "Registration Statement."

     Information contained herein is subject to completion or amendment. Registration Statements relating to these securities have been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time such registration statements become effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

                   SUBJECT TO COMPLETION DATED APRIL 30, 1997

PROSPECTUS
-------------------

                       PIEDMONT NATURAL GAS COMPANY, INC.

                                  $150,000,000

                                DEBT SECURITIES

                             ---------------------

     Piedmont Natural Gas Company, Inc. (the "Company") intends to offer and issue from time to time in one or more series up to $150,000,000 aggregate principal amount of unsecured notes, debentures and other evidences of indebtedness (the "Debt Securities"). The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined when an agreement to sell is made or at the time or times of sale, as the case may be, and set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement"), which will be delivered to the offerees.

     The terms of each series of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, interest rate or rates (which may be fixed or variable), maturity, any premium, any interest payment dates, any optional or mandatory redemption terms, the initial public offering price, the proceeds to the Company and any other terms of the offering of such series will be set forth in one or more Prospectus Supplements. Debt Securities may be issued with amounts payable in respect of principal of or premium or interest on the Debt Securities determined by reference to the value, rate or price of one or more specified indices.

     The Debt Securities may be sold (i) to or through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, such underwriters to be designated at the time of sale; (ii) through agents designated from time to time; or (iii) directly by the Company. See "Plan of Distribution." The names of any underwriters or agents involved in the offering and sale of the Debt Securities and any applicable commissions or discounts will be set forth in the corresponding Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in such Prospectus Supplement.

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is April   , 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the following public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange ("NYSE"), and reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     This Prospectus does not contain all of the information set forth in the Registration Statements on Form S-3, of which this Prospectus is a part, and exhibits relating thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "1933 Act"). Reference is made to such Registration Statements and to the exhibits relating thereto for further information with respect to the Company and the Debt Securities offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, previously filed by the Company with the Commission pursuant to Section 13 of the 1934 Act, are incorporated herein by reference:

          (a) Annual Report on Form 10-K for the year ended October 31, 1996;
     and

          (b) Quarterly Report on Form 10-Q for the quarter ended January 31, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities hereby offered shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. The documents incorporated or deemed to be incorporated herein by reference are sometimes hereinafter called the "Incorporated Documents." Any statement contained herein or in the Incorporated Documents shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in the accompanying Prospectus Supplement or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The information relating to the Company contained in this Prospectus does not purport to be comprehensive and is based upon information contained in the Incorporated Documents. Accordingly, the information contained herein should be read together with the information contained in the Incorporated Documents.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE INCORPORATED DOCUMENTS (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE OFFICE OF THE SECRETARY, PIEDMONT NATURAL GAS COMPANY, INC., 1915 REXFORD ROAD, POST OFFICE BOX 33068, CHARLOTTE, NORTH CAROLINA 28233; TELEPHONE NUMBER (704) 364-3120.

                                  THE COMPANY

     The Company is an energy and services company primarily engaged in the transportation and sale of natural gas and the sale of propane to over 615,000 residential, commercial and industrial natural gas and propane customers in North Carolina, South Carolina and Tennessee. The Company was incorporated in 1993 under the laws of the State of North Carolina under the name "PNG Acquisition Company" for the purpose of changing the state of incorporation of Piedmont Natural Gas Company, Inc., a New York corporation ("Old Piedmont"), from New York to North Carolina, and has succeeded to all assets, rights, liabilities and obligations of Old Piedmont as a result of the merger of Old Piedmont with and into the Company effective as of March 1, 1994. The Company, as the surviving corporation in the merger, changed its name immediately following the effective time of the merger to "Piedmont Natural Gas Company, Inc."

     The principal executive offices of the Company are maintained at 1915 Rexford Road, Post Office Box 33068, Charlotte, North Carolina 28233; telephone number (704) 364-3120.

     The Company's utility operations serve over 567,000 natural gas customers. The Company and its non-utility subsidiaries and divisions are also engaged in acquiring, marketing and arranging for the transportation of natural gas to large-volume purchasers and in the sale of propane and propane appliances to over 48,500 customers in the Company's three-state service area. The Company is also engaged in Tennessee in the retailing of residential and commercial gas appliances.

     In the Carolinas, the Company's service area is comprised of numerous cities, towns and communities including Anderson, Greenville and Spartanburg in South Carolina and Charlotte, Salisbury, Greensboro, Winston-Salem, High Point, Burlington and the Hickory area in North Carolina. In Tennessee, the service area is the Nashville metropolitan area, including portions of eight adjoining counties. The Company's propane market is in and adjacent to its natural gas markets in all three states. The Company is principally engaged in the gas distribution industry and has no other reportable industry segments.

     The Company's utility operations are subject to regulation by the North Carolina Utilities Commission ("NCUC") and the Tennessee Regulatory Authority ("TRA") as to the issuance of securities, and by those commissions and by the Public Service Commission of South Carolina as to rates, service area, adequacy of service, safety standards, extensions and abandonment of facilities, accounting and depreciation. The Company is also subject to or affected by various federal regulations.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, including construction of additional facilities, the repayment of short-term debt and working capital needs. Pending such use, the Company may temporarily invest the net proceeds in investment grade securities. The Company may, from time to time, engage in additional capital financing of a character and in amounts to be determined by the Company in light of its needs at such time or times and in light of prevailing market conditions. If the Company elects at the time of an issuance of the Debt Securities to make different or more specific use of proceeds other than that set forth herein, such use will be described in the Prospectus Supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following are the consolidated ratios of earnings to fixed charges for the twelve-month period ended January 31, 1997, and each of the fiscal years of the Company in the five-year period ended October 31, 1996:

                                   TWELVE MONTHS
                                       ENDED              YEARS ENDED OCTOBER 31,
                                    JANUARY 31,     ------------------------------------
                                       1997         1996    1995    1994    1993    1992
                                   -------------    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed
  Charges (unaudited)(1).........      3.27         3.15    2.84    2.91    3.28    3.16

---------------

(1) For purposes of computing the consolidated ratios, "earnings" represent the Company's net income from continuing operations plus applicable income taxes and fixed charges, and "fixed charges" represent interest expense, amortization of debt discount, premium and expense, and a portion of lease payments considered to represent an interest factor.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Securities") and the extent, if any, to which such general provisions may apply to the Offered Securities will be described in the Prospectus Supplement relating to such Offered Securities.

     The Debt Securities will be issued under an Indenture dated as of April 1, 1993, between Old Piedmont and Citibank, N.A., as trustee (the "Trustee"), as amended by the First Supplemental Indenture dated as of February 25, 1994, among the Company, Old Piedmont and the Trustee (as so amended, the "Indenture"). The Indenture has been filed as Exhibits 4.1 and 4.2 to the Registration Statements of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Indenture. Whenever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined items shall be incorporated herein by reference. Unless otherwise indicated, capitalized terms shall have the meaning ascribed to them in the Indenture.

GENERAL

     The Debt Securities may be issued from time to time in one or more series. Although the amount of Debt Securities offered hereby will be limited to the aggregate initial offering price described on the cover page of this Prospectus, the Indenture does not contain any limitations on the amount of Debt Securities that may be issued thereunder at any time or from time to time in one or more series.

     The Debt Securities will be unsecured obligations of the Company and will rank equally and ratably with all other unsecured indebtedness of the Company. As of March 31, 1997, the Company had issued and outstanding senior notes with an aggregate principal amount of $176,000,000 and medium-term notes with an aggregate principal amount of $225,000,000.

     Reference is made to the applicable Prospectus Supplement for the specific terms of the Offered Securities, including: (1) the specific title of the Offered Securities; (2) any limit on the aggregate principal amount of the Offered Securities; (3) the person to whom any interest on the Offered Securities will be payable, if other than the person in whose name that Offered Security is registered at the close of business on the record date for such interest; (4) the date or dates on which the principal of the Offered Securities is payable; (5) the rate or rates at which the Offered Securities will bear interest, if any, or the formula pursuant to which such rate or rates will be determined, and the date or dates from which any such interest will accrue, and the date or dates for any interest payable; (6) the place or places where the principal, premium (if any) and interest on the Offered Securities will be payable, and the method of such payment; (7) the period or periods within which the price or prices at which and the terms and conditions upon which the Offered Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to purchase or redeem the Offered Securities pursuant to any sinking fund or analogous provision or at the option of holders thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation; (9) the denominations in which the Offered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) if the amount of payments of principal, premium (if any) or interest on the Offered Securities may be determined with reference to an index, the manner in which such amounts shall be determined;
(11) whether the Offered Securities shall be issuable in whole or in part in the form of one or more Global Securities (as defined under "Exchange Registration and Transfer") and, if so, the securities depository or depositories for such Global Security or Securities (the "Depository") and the circumstances under which any such Global Security or Securities may be registered for transfer or exchange, or authenticated and delivered, in the name of a person other than such Depository or its nominee, other than as set forth in the Indenture; (12) if other than the principal amount thereof, the portion of the principal amount of the Offered Securities which shall be payable upon declaration of acceleration of the maturity thereof; (13) any modification, amendment or addition to the covenants of the Company; (14) whether the Offered Securities shall be subject to defeasance or covenant defeasance, or such other means of satisfaction and discharge as may be specified therein; (15) any additional Events of Default; and (16) any other terms or provisions of the Offered Securities not inconsistent with the provisions of the Indenture.

     Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Special United States federal income tax considerations applicable to Debt Securities issued at an original issue discount are described under "Certain Federal Tax Considerations".

GLOBAL SECURITIES

     The specific terms of the depository arrangements with respect to any Debt Securities represented by a Global Security will be described in the applicable Prospectus Supplement.

     Debt Securities will be issuable only in fully registered form. Debt Securities of a series may be represented, in whole or in part, by one or more permanent global book-entry securities (each a "Global Security") in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Debt Securities of such series to be represented by such Global Security. Any such Global Security shall bear the legend required by the Indenture and may not be registered in the name of or transferred to a person other than the Depository or its nominee unless (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository, or if the Depository ceases to be a clearing agency registered under the 1934 Act, (ii) the Company instructs the Trustee in accordance with the Indenture that the Debt Securities represented by such Global Security shall be so exchangeable and the transfer thereof so registerable, or (iii) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of such series.

EXCHANGE REGISTRATION AND TRANSFER

     Debt Securities not represented by a Global Security may be presented for exchange or registration of transfer (with the form of transfer endorsed thereon duly executed) at the office or agency designated and maintained by the Company for such purpose. Such Debt Securities may be exchanged for a like aggregate principal amount of Debt Securities of other authorized denominations of such series. The transfer of such Debt Securities may also be registered in registry books kept at such office or agency (the "Debt Security Register"). No service charge shall be made for any exchange or registration of transfer of such Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

     The Company shall not be required to exchange or register a transfer of (i) any Debt Securities of any series for a period of fifteen (15) days next preceding the mailing of the notice of any redemption of such Debt

Securities of such series to be redeemed, or (ii) any such series selected, called or being called for redemption except, in the case of any such series to be redeemed in part, the portion thereof not to be so redeemed.

REDEMPTION

     Any terms for the optional or mandatory redemption of the Debt Securities will be set forth in the applicable Prospectus Supplement. Except as shall otherwise be provided with respect to the Debt Securities redeemable at the option of the holder, such Debt Securities will be redeemable only upon notice, by mail, not less than thirty (30) nor more than sixty (60) days prior to the date fixed for redemption and, if less than all of the Debt Securities of any series are to be redeemed, the Trustee shall select the particular Debt Securities to be redeemed in such manner as it deems fair and appropriate. If less than all of the Debt Securities represented by a Global Security are to be redeemed, the beneficial interest to be redeemed will be selected by the Depository as described in the applicable Prospectus Supplement.

COVENANTS

     The Indenture contains the covenants summarized below, which are applicable so long as any of the Debt Securities are outstanding.

     The Company will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and will cause (or, with respect to property owned in common with others, make reasonable effort to cause) to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as, in the judgment of the Company, may be necessary so that the business carried on in conjunction therewith may be properly conducted; provided, however, that the foregoing shall not prevent the Company from discontinuing, or causing the discontinuance of, the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business.

     The Company will not create, assume or suffer to exist, and will not permit any subsidiary to create, assume or suffer to exist, except in favor of the Company, any mortgage, pledge or other lien or encumbrance of or upon any of its properties or assets (including stock and other securities of subsidiaries) without making effective provisions to secure equally and ratably the Debt Securities then outstanding and other indebtedness entitled to be so secured, except that the Company or a subsidiary, without so securing the Debt Securities, may create, assume or suffer to exist (a) certain purchase money and existing liens in connection with property acquisitions and the extension, renewal or refunding of the same, (b) pledges of current assets, in the ordinary course of business to secure current liabilities, (c) liens on property to secure obligations to pay all or a part of the purchase price of such property only out of or measured by oil or gas production or the proceeds thereof, or liens upon production from oil and gas property or the proceeds of such production, to secure obligations to pay all or part of the expenses of exploration, drilling or development of such property only out of such production or proceeds, (d) mechanics' or materialman's liens, certain good faith deposits, deposits to secure public or statutory obligations, deposits to secure, or in lieu of, surety, stay or appeal bonds, and deposits as security for payment of taxes, assessments or similar charges and liens or security interests created in connection with bid or completion bonds, (e) liens arising by reason of deposits with, or the giving of security to, a governmental agency as a condition to the transaction of business or the exercise of a privilege or license, or to enable the Company or a subsidiary to maintain self-insurance or participate in any funds established to cover any insurance risks in connection with workmen's compensation, unemployment insurance, old age pension or other social security, (f) pledges or assignments of accounts receivable, including customers' installment paper, to banks or others (including to or by any subsidiary which is principally engaged in the business of financing the business of the Company and its subsidiaries) made in the ordinary course of business, (g) liens of taxes or assessments for the current year or not due or being contested in good faith and against which an adequate reserve has been established, (h) judgments or liens the finality of which is being contested and execution on which is stayed, (i) assessments or similar encumbrances the existence of which does not impair the use of the property subject thereto for the purposes for which it was acquired, (j) certain landlords' liens so long as the rent secured thereby is not in default, and (k) liens on the assets of any limited liability company organized under a limited liability company act of any state which limited liability company is treated as a partnership for federal income tax purposes.

     Subject to the provisions described under "Consolidation, Merger or Sale", the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises of the Company and its subsidiaries; provided, however, that the Company shall not be required to preserve, or cause any subsidiary to preserve, any such right or franchise or to keep in full force and effect the corporate existence of any subsidiary if, in the judgment of the Company, preservation thereof is no longer desirable in the conduct of the business of the Company and the loss thereof is not disadvantageous in any material respect to the holders of any series of Debt Securities.

     Unless otherwise indicated in the Prospectus Supplement, the covenants contained in the Indenture and the Securities would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders.

CONSOLIDATION, MERGER OR SALE

     The Company will not consolidate with or merge into any other corporation or sell or convey all or substantially all of its assets to any person, firm or corporation unless (i) either the Company shall be the continuing corporation, or the successor corporation (if other than the Company) shall be a corporation organized and existing under the laws of the United States of America or a state thereof or the District of Columbia and such corporation shall expressly assume, by supplemental indenture, the due and punctual payment of the principal, premium (if any) and interest on all the Debt Securities and the performance of all of the covenants of the Company under the Indenture, (ii) the Company or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition, and (iii) the Company will have delivered to the Trustee an Opinion of Counsel as provided in the Indenture.

PAYMENT AND PAYING AGENT

     The principal, premium (if any) and interest (if any) on Debt Securities not represented by a Global Security shall be payable in New York Clearing House Funds at the office or agency of the Paying Agent or Paying Agents as the Company may designate from time to time, provided that, at the option of the Company, interest may be paid by check mailed to the holders entitled thereto at their last addresses as they appear in the Debt Security Register.

     The Trustee is initially designated as the Company's sole Paying Agent and the principal corporate trust office of Citibank, N.A., in the Borough of Manhattan, the City of New York, is initially designated as the office where the Debt Securities may be presented for payment, for the registration of transfer and for exchange and where notices and demands to or upon the Company in respect of the Debt Securities or of the Indenture may be served.

     Unless otherwise indicated in the applicable Prospectus Supplement, interest payments shall be made to the person in whose name any Debt Security is registered at the close of business on the record date with respect to an interest payment date.

     All moneys paid by the Company to a Paying Agent for the payment of principal, premium (if any) or interest on any Debt Security of any series which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the holder of such Debt Security will thereafter look only to the Company for payment thereof.

DEFAULTS AND RIGHTS OF ACCELERATION

     The following are Events of Default under the Indenture with respect to a particular series of Debt Securities:

          (a) default in the payment of the principal or premium (if any) on any of the Debt Securities of such series when due and payable;

          (b) default in the payment of any installment of interest upon any of the Debt Securities of such series when due and payable, and continuance of such default for a period of thirty (30) days;

          (c) default in the payment of any sinking or purchase fund payment or analogous obligation when due and payable;

          (d) failure to observe or perform any other covenants or agreements of the Company for a period of ninety (90) days after written notice of such failure has been given as provided in the Indenture;

          (e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company (including a default with respect to Debt Securities of any series other than that series) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (including the Indenture) whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay in excess of $50,000,000 principal amount of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in an excess of $50,000,000 of principal amount of such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of ten (10) days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" thereunder; or

          (f) certain events in bankruptcy, insolvency or other similar occurrences.

     The Indenture provides that if an Event of Default described in clause (a),
(b), (c), (d) or (e) shall have occurred and is continuing, and in each and every such case, unless the principal amount of all the Debt Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of all series affected thereby then outstanding, by notice in writing to the Company (and to the Trustee if given by securityholders) may declare the principal amount of all the Debt Securities (or, with respect to Discount Debt Securities, as defined below under "Certain Federal Tax Considerations", such lesser amount as may be specified in the terms of such Debt Securities) affected thereby to be due and payable immediately, or, if an Event of Default described in clause (f) shall have occurred and is continuing, and unless the principal of all the Debt Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of all the Debt Securities then outstanding, by notice in writing to the Company (and to the Trustee if given by securityholders), may declare the principal of all the Debt Securities (or, with respect to Discount Debt Securities, such lesser amount as may be specified in the terms of such Debt Securities) to be due and payable immediately. Upon certain conditions, such declarations may be annulled and certain past defaults may be waived by the holders of a majority of the principal amount of outstanding Debt Securities of such series. For information as to waiver of defaults, see "Meetings; Modification of the Indenture; Waiver."

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

     Under the Indenture, the Trustee must give to the holders of each series of Debt Securities notice of all uncured defaults with respect to such series within ninety (90) days after the occurrence of such a default; provided that, except in the case of default in the payment of principal, premium (if any) or interest on any of the

Debt Securities, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Debt Securities of such series.

MEETINGS; MODIFICATION OF THE INDENTURE; WAIVER

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of all series of the Debt Securities to be affected at the time outstanding under the Indenture (voting as one class), to enter indentures supplemental to or modifying the Indenture or the rights of the holders of such Debt Securities, except that no such modification shall (a) extend the fixed maturity, reduce the principal amount or redemption premium (if any) or reduce the rate or extend the time of payment of interest on any Debt Security without the consent of the holder of each Debt Security so affected; or (b) reduce the percentage in principal amount of the outstanding Debt Securities, the consent of whose holders is required for any such modification, without the consent of the holders of all Debt Securities then outstanding.

     Without the consent of any holders of Debt Securities, the Company and the Trustee may enter into one or more supplemental indentures (which shall conform to the provisions of the Trust Indenture Act as in force at the date of the execution thereof) for any of the following purposes:

          (a) to evidence the succession of another corporation to the Company, or successive successions and the assumption by the successor corporation of the covenants, agreements and obligations of the Company pursuant to Article Eleven of the Indenture;

          (b) to add to the covenants of the Company for the protection of the holders of the Debt Securities, and to make the occurrence, or the occurrence or continuance, of a default in any of such additions, an Event of Default permitting the enforcement of all remedies provided in the Indenture, with such period of grace, if any, and subject to such conditions as such supplemental indenture may provide;

          (c) to provide for the issuance under this Indenture of Debt Securities, whether or not then outstanding, in coupon form (including Debt Securities registrable as to principal only) and to provide for exchangeability of such Debt Securities with Debt Securities issued hereunder in fully registered form and to make all appropriate changes for such purpose;

          (d) to modify, eliminate or add to the provisions of this Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the Trust Indenture Act, or under any similar federal statute hereafter enacted, and to add to the Indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding, however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act or any corresponding provision in any similar federal statute hereafter enacted;

          (e) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

          (f) to evidence and provide for the acceptance and appointment hereunder of a successor trustee with respect to the Debt Securities of one or more series and to add or change any provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee;

          (g) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture; provided that if such change, elimination or addition will adversely affect the interests of the holders of the Debt Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when there is no Debt Security of such series remaining outstanding under the Indenture;

          (h) to provide collateral security for the Debt Securities;

          (i) to change any place where (1) the principal, premium (if any) and interest on Debt Securities of any series shall be payable; (2) any Debt Securities of any series may be surrendered for registration of transfer;
     (3) Debt Securities of any series may be surrendered for exchange; and (4) notices and demands to or upon the Company in respect of the Debt Securities of any series and the Indenture may be served; and

          (j) to establish the form or terms of Debt Securities of any series as permitted by the Indenture.

     The Trustee is authorized by the Indenture to join with the Company in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects the Trustee's own rights, duties or immunities under the Indenture or otherwise. No supplemental indenture shall be effective as against the Trustee unless and until the Trustee has duly executed and delivered the same.

     The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series. A meeting may be called at any time by the Trustee, and also by the Company or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of any series if the Trustee fails to call the meeting upon request of the Company or such holders. Notice of every meeting of securityholders, setting forth the time and place in the Borough of Manhattan, the City of New York, of such meeting and in general terms the action proposed, shall be mailed to all holders of Debt Securities of the applicable series as the names and addresses of such holders appear on the Debt Security Register.

     Each holder of Debt Securities of a series with respect to which a meeting is being held (or such holder's proxy) shall be entitled to one vote for each $1,000 outstanding principal amount of Debt Securities held (or represented) by him. The vote upon any resolution submitted to any meeting of securityholders shall be by written ballot.

     The holders of a majority in principal amount of the outstanding Debt Securities of all series affected thereby (voting as one class) may waive compliance by the Company of covenants or conditions provided for in the Indenture. The holders of a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of the holders of all the Debt Securities of such series, waive any past default under the Indenture, except a default (1) in the payment of principal, premium (if any) or interest on any Debt Security of such series, or (2) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected.

COLLECTION OF INDEBTEDNESS, ETC.

     The Indenture also provides that in the event of a failure by the Company to make payment of principal, premium, interest, or any mandatory sinking fund requirements on the Debt Securities (and in the case of payment of interest or any mandatory sinking fund payment, such failure to pay shall have continued for thirty (30) days) the Company will, upon demand of the Trustee, pay to it, for the benefit of the holders of the Debt Securities, the whole amount then due and payable on the Debt Securities for principal or premium (if any) and interest, with interest on the overdue principal and, to the extent payment of interest shall be legally enforceable, upon overdue installments of interest at the rate borne by the Debt Securities. The Indenture further provides that if the Company fails to pay such amount forthwith upon such demand, the Trustee may, among other things, institute a judicial proceeding for the collection thereof. However, the Indenture provides that notwithstanding any other provision of the Indenture, the holder of any Debt Security shall have the right to institute suit for the enforcement of any payment of principal and interest on such Debt Security on the respective stated maturities expressed in such Debt Security and that such right shall not be impaired without the consent of such holder.

     The holders of a majority in principal amount of the Debt Securities of each series then outstanding under the Indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee; provided, that the holders shall have offered to the Trustee reasonable indemnity against expenses and liabilities.

SATISFACTION AND DISCHARGE

     Under the terms of the Indenture, the Company may satisfy and discharge its obligations under the Indenture if, at any time, (1) the Company shall have delivered to the Trustee for cancellation all Debt Securities of any series theretofore authenticated or (2) all such Debt Securities of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and the Company shall deposit or cause to be deposited with the Trustee as trust funds (a) an amount of money which will be sufficient, or (b) Government Obligations, the principal and interest on which when due, without any regard to reinvestment thereof, will provide monies which will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay at maturity or upon redemption all Debt Securities of such series not theretofore delivered to the Trustee for cancellation, including principal, premium (if any) and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be.

     If the conditions of either (1) or (2) above are satisfied, the Company shall also pay or cause to be paid all other sums payable by the Company under the Indenture with respect to such series, and then the Indenture shall cease to be of further effect with respect to the Debt Securities of such series, and the Trustee, on demand of and at the cost and expense of the Company, shall execute proper instruments acknowledging satisfaction of and discharging the Indenture with respect to the Debt Securities of such series. The Company agrees to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred by the Trustee in connection with the Indenture or the Debt Securities of such series.

     In addition, under the Indenture the Company will be discharged from any and all obligations in respect of the Debt Securities of any series (except in each case for certain obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold moneys for payment in trust) if the Company deposits with the Trustee, in trust, money, Government Obligations, or a combination thereof, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. Such defeasance and discharge will become effective after the Company has, among other things, delivered to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes, or a copy of a ruling or other formal statement or action to such effect received from or published by the United States Internal Revenue Service (the "IRS").

NOTICES

     Any notice or demand required or permitted to be given or served by the Trustee or by the holders of Debt Securities to or on the Company may be given or served by postage prepaid first class mail addressed (until another address is filed by the Company with the Trustee) as follows: Piedmont Natural Gas Company, Inc., 1915 Rexford Road, Post Office Box 33068, Charlotte, North Carolina 28233, Attention: Ted C. Coble, Vice President and Treasurer and Assistant Secretary.

     Any notice, direction, request or demand by any securityholder to or upon the Trustee shall be deemed to have been sufficiently given or made, if given or made in writing at the principal corporate trust office of the Trustee in the Borough of Manhattan, the City of New York.

     Any notice to be given to the securityholders of the Debt Securities will be given by mail to the addresses of such holders as they appear in the Debt Security Register.

TITLE

     The Company, the Trustee and any agent of the Company or the Trustee may deem the person in whose name such Debt Security shall be registered upon the books of the Company (which, in the case of Debt Securities represented by a Global Security, shall be the Depository or its nominee) to be the absolute owner of such Debt Security (whether or not such Debt Security shall be overdue and notwithstanding any notation of ownership or other writing thereon), for the purpose of receiving payment and for all other purposes.

REPLACEMENT OF DEBT SECURITIES

     In case any Debt Security shall become mutilated or be destroyed, lost or stolen, the Company, in the case of a mutilated Debt Security shall, and in the case of a lost, stolen or destroyed Debt Security may in its discretion, provide a new Debt Security of the same series. The applicant for a substituted Debt Security shall furnish to the Company and the Trustee such security or indemnity as may be required by them to save each of them harmless, and, in every case of destruction, loss or theft, the applicant shall also furnish evidence of the destruction, loss or theft of such Debt Security and of the ownership thereof. The Company may require the payment of a sum sufficient to cover any tax, governmental charge or other charges that may be imposed in relation to the issuance of a substituted Debt Security and in addition a further sum not exceeding two dollars for each Debt Security so issued in substitution.

GOVERNING LAW

     The Indenture is and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

     Subject to the provisions of the Indenture relating to its duties, the Trustee will be under no obligation to expend or risk its own funds or to incur any personal financial liability in the performance of its duties under the Indenture, or to exercise any of its rights or powers under the Indenture, if there are reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Subject to such provisions, the holders of a majority in principal amount of the Debt Securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture, or exercising any trust or power conferred on the Trustee.

     Citibank, N.A., Trustee under the Indenture, has commercial banking relationships with the Company. Citibank, N.A., is an affiliate of Citicorp Securities, Inc., which is one of the agents for the Company's medium-term note program.

                       CERTAIN FEDERAL TAX CONSIDERATIONS

     The following summary of the principal Federal income tax consequences of the purchase, ownership and disposition of the Debt Securities is based upon the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect. It deals only with Debt Securities held as capital assets by initial purchasers (unless otherwise specified) and does not purport to deal with purchasers in special tax situations, such as foreign corporations, nonresident aliens, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Debt Securities as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency (as defined in section 985 of the Code) is not the United States dollar. Prospective purchasers of the Debt Securities should consult their own tax advisors concerning the application of Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Debt Securities arising under the laws of any other taxing jurisdiction.

     PAYMENTS OF INTEREST. Generally, payments of interest on a Debt Security will be taxable to a holder as ordinary interest income at the time such payments are accrued or are received, in accordance with the holder's regular method of accounting for Federal income tax purposes.

ORIGINAL ISSUE DISCOUNT

     GENERAL. The following summary is a general discussion of the Federal income tax consequences to holders of the purchase, ownership and disposition of Debt Securities issued with original issue discount ("Discount Debt Securities").

     For Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Debt Security over its issue price, if such excess equals or exceeds a de minimis amount (generally defined as 1/4 of 1% of the Debt Security's stated redemption price at maturity multiplied by the number of complete years to its maturity from the issue date). The issue price of each Debt Security in an issue of Debt Securities is the first price at which a substantial amount of such issue of Debt Securities has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Debt Security generally is the sum of all payments provided by the Debt Security other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate.

     Generally, if a Debt Security bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Debt Security (e.g., Debt Securities with teaser rates or interest holidays), then for purposes of determining whether the Debt Security has original issue discount exceeding a de minimis amount, the Debt Security's stated redemption price at maturity is treated as equal to the Debt Security's issue price plus the greater of "foregone interest" or the excess of the Debt Security's stated principal amount over its issue price. The amount of "foregone interest" is the amount of additional stated interest that would be required to be payable on the Debt Security during the period of the teaser rate, holiday or shortfall so that all stated interest would be qualified stated interest.

     Payments of qualified stated interest on a Debt Security are taxable to a holder as ordinary interest income at the time such payments are accrued or are received, in accordance with the holder's regular method of tax accounting. A holder of a Discount Debt Security having a maturity of more than one year from the date of issue must include original issue discount in income as ordinary interest for Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial holder of a Discount Debt Security is the sum of the daily portions of original issue discount with respect to such Discount Debt Security for each day during the taxable year on which such holder held such Discount Debt Security. The "daily portions" of original issue discount on any Discount Debt Security are determined by allocating to each day in an accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Debt Security as long as (i) each accrual period is no longer than one year, and (ii) each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Debt Security's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Debt Security at the beginning of the first accrual period is simply the issue price. Thereafter, the "adjusted issue price" of a Discount Debt Security is the sum of the issue price plus the amount of original issue discount previously includible in the gross income of the holder reduced by the amount of any payment previously made on the Discount Debt Security other than a payment of qualified stated interest. Under these rules, holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     ACQUISITION PREMIUM. A holder who purchases a Discount Debt Security for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Debt Security after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the Discount Debt Security at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which a holder must include in its gross income with respect to such Discount Debt Security for any taxable year (or portion thereof in which the holder holds the Discount Debt Security) will be reduced by an amount which would be the daily portion for such day multiplied by the acquisition premium fraction. The numerator of the "acquisition premium fraction" is the excess of the holder's adjusted basis in the Debt Security immediately after its purchase over the adjusted issue price of the Debt Security, and the denominator is the sum of the daily portions for such Debt Security for all days after the date of purchase and ending on the stated maturity date (i.e., the total original issue discount remaining on the Debt Security).

     Alternatively, rather than applying the acquisition premium fraction to reduce the daily portion of accrued original issue discount, a holder of a Debt Security may elect to compute original issue discount by treating the purchase as a purchase at original issuance and applying the mechanics of the constant yield method. Prior to making this election, holders of Debt Securities should consult their own tax advisors concerning the potential Federal income tax consequences to their particular situations.

     DEBT SECURITIES SUBJECT TO CONTINGENCIES. In general, if a Debt Security provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, then the yield to maturity of the Debt Security is determined by assuming that the payments will be made according to the Debt Security's stated payment schedule. If based on all of the facts and circumstances as of the issue date, it is more likely than not that the Debt Security's stated payment schedule will not occur, then the yield to maturity of the Debt Security is computed on the payment schedule most likely to occur.

     Generally, special rules apply for determining the yield to maturity on Debt Securities which are subject to certain options. If the Company has an unconditional option or options to redeem a Debt Security or the holder has an unconditional option or options to cause the Debt Security to be repurchased, then (i) in the case of an option or options of the Company, the Company will be deemed to exercise or not exercise an option or combination of options in a manner that minimizes the yield on the Debt Security, and (ii) in the case of an option or options of the holder, the holder will be deemed to exercise or not exercise an option or combination of options in a manner that maximizes the yield on the Debt Security.

     If a contingency (including the exercise of an option) actually occurs, or does not occur, contrary to the assumptions made pursuant to the rules described above ("a change in circumstances"), then, solely for purposes of the accrual of original issue discount, the yield to maturity of the Debt Security is redetermined by treating the Debt Security as reissued on the date of the change of circumstances for an amount equal to its adjusted issue price on that date.

     ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT. A holder of a Debt Security may elect to include in gross income all interest that accrues on the Debt Security by using the constant yield method described in "Original Issue Discount -- General" with certain modifications. For the purposes of this election, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

     In applying the constant yield method to a Debt Security with respect to which this election has been made, (a) the issue price of the Debt Security will equal the electing holder's adjusted basis on the Debt Security immediately after acquisition, (b) the issue date of the Debt Security will be the date of acquisition by the electing holder, and (c) no payments on the Debt Security will be treated as payments of qualified stated interest. The election must be made for the taxable year in which the holder acquires the Debt Security and will generally apply only to the Debt Security (or Debt Securities) identified by the holder in a statement attached to the holder's timely filed Federal income tax return. The election may not be revoked without the consent of the IRS. If a holder makes the election with respect to a Debt Security with "amortizable bond premium" (as described in "Amortizable Premium"), then the electing holder is deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing holder as of the beginning of the taxable year in which the Debt Security (with respect to which the election is made) is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

     If the election to apply the constant yield method to all interest on a Debt Security is made with respect to a "Market Discount Debt Security" (as described in "Market Discount"), the electing holder will be deemed to have made an election to include market discount in income currently over the life of all debt instruments acquired during the first taxable year the election applies and all subsequent tax years. The election to currently include market discount in income may not be revoked without the consent of the IRS. Prior to making an election to treat all income of a Debt Security (or other debt instrument) as original issue discount, holders should consult with their own tax advisors as to the consequences resulting from such an election with respect to their own particular situations.

VARIABLE RATE DEBT INSTRUMENTS

     Generally, floating rate Debt Securities and indexed Debt Securities ("Variable Debt Securities") are subject to special rules whereby a Variable Debt Security will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Debt Security by more than an amount equal to the lesser of (i) 0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date or (ii) 15% of the total noncontingent principal payments, (b) it provides for stated interest, paid or compounded at least annually, at (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate, and (c) a qualified floating rate or objective rate in effect at any time during the term of the Debt Security is set at a current value of that rate (i.e., the value of the rate on any day that is no earlier than three months prior to the first day on which the value is in effect and no later than one year following that first day).

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Debt Security is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Debt Security together will constitute a single qualified floating rate. Two or more qualified floating rates will be conclusively presumed to meet the requirements of the previous sentence if the values of all rates on the issue date are within 25 basis points of each other. A variable rate is not a qualified floating rate if it is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless, generally, such restrictions are fixed throughout the term of the Debt Security or are not reasonably expected to significantly affect the yield on the Debt Security.

     An "objective rate" is a rate other than a qualified floating rate that is determined using a single fixed formula and is based upon objective financial or economic information. Despite the foregoing, a variable rate of interest on a Variable Debt Security will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Variable Debt Security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Variable Debt Security's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate (disregarding yield restrictions such as caps, floors or governors).

     Generally, if a Variable Debt Security provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the Variable Debt Security's issue date is intended to approximate the fixed rate, then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be. A fixed rate and a variable rate will be conclusively presumed to meet the previous requirements if the value of the variable rate on the issue date of the Variable Debt Security does not differ from the value of the fixed rate by more than 25 basis points.

     If a Variable Debt Security provides for stated interest at a single qualified floating rate or objective rate that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually, then (a) all stated interest with respect to the Debt Security is qualified stated interest, and (b) the amount of original issue discount, if any, is determined under the general original issue discount rules (as described in "Original Issue Discount -- General") by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Debt Security.

     If a Variable Debt Security does not provide for stated interest at a single qualified floating rate or objective rate, or at a single fixed rate (other than at a single fixed rate for an initial period), the amount of qualified stated interest and original issue discount on the Debt Security are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the Variable Debt Security (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the yield that is reasonably expected for the Debt Security), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above), (iii) determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument (by applying the general original issue discount rules as described in "Original Issue Discount -- General"), and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

     If a Variable Debt Security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate and in addition provides for stated interest at a single fixed rate (other than a single fixed rate for an initial period), the amount of interest and original issue discount are determined as in the immediately preceding paragraph with the modification that the Variable Debt Security is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or qualified inverse floating rate, if the Debt Security provides for a qualified inverse floating rate) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Debt Security as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for a qualified floating rate (or qualified inverse floating rate) rather than a fixed rate.

CONTINGENT DEBT INSTRUMENTS

     Final regulations concerning the proper tax treatment of certain contingent payment debt instruments (other than Variable Debt Securities and Debt Securities subject to alternate payment schedule contingencies discussed above) were issued in June 1996 and are applicable to contingent payment debt instruments issued after August 12, 1996. Under the final regulations, original issue discount on a contingent payment debt instrument is determined by reference to a "comparable yield" which, in general, is the yield for fixed rate debt instruments of the same issuer having similar terms and conditions, including "the level of subordination, term, timing of payments, and general market conditions." Once the "comparable yield" has been determined, a projected payment schedule must be prepared which will generate the comparable yield and original issue discount calculations are based on the projected payment schedule. If actual payments are more or less than the projected payments, corresponding upward or downward adjustments to income are made in the year of actual payment. In the event the Company issues Debt Securities that are subject to these regulations, it will prepare the necessary projected payment schedule and furnish it to holders of such Debt Securities who will normally be bound thereby. Holders of Debt Securities that are subject to the contingent payment debt regulations should consult their own tax advisors concerning the application of the regulations and the appropriate tax treatment of Debt Securities classified as contingent payment debt instruments.

SHORT-TERM DEBT SECURITIES

     Generally, a cash basis holder of "Short-Term Debt Securities" (i.e., Debt Securities having a fixed maturity date not more than one year from the date of issue) is not required to accrue original issue discount for Federal income tax purposes unless it elects to do so. An election by a cash basis holder applies to all short-term obligations acquired on or after the beginning of the first taxable year to which the election applies, and for all subsequent taxable years unless the consent is secured from the IRS to revoke the election. Accrual basis holders and certain other holders, including banks, regulated investment companies, dealers in securities, common trust funds, holders who hold Short-Term Debt Securities as part of certain identified hedging transactions, certain pass-through entities and cash basis holders who so elect, are required to accrue original issue discount on Short-Term Debt Securities on either a straight-line basis or, at the election of the holder, under the constant yield method (based on daily compounding). In the case of a holder not required and not electing to include original issue discount in income currently, any gain realized on the sale or retirement of the Short-Term Debt Security will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (unless an election is made to accrue the original issue discount under the constant yield method) through the date of sale or retirement. Holders who are not required and do not elect to accrue original issue discount on Short-Term Debt Securities will be required to defer deductions for interest on borrowings allocable to Short-Term Debt Securities in an amount not exceeding the deferred income until the deferred income is realized.

MARKET DISCOUNT

     A Debt Security, other than a Short-Term Debt Security, will be treated as purchased at a market discount (a "Market Discount Debt Security") if the amount for which a holder purchased the Debt Security is less than (i) the Debt Security's issue price (as determined above under "Original Issue
Discount -- General"), (ii) the Debt Security's stated redemption price at maturity (in the case of a subsequent purchaser), or (iii) the Debt Security's "revised issue price" (in the case of a Discount Debt Security), and such excess is greater than or equal to 1/4 of 1% of such Debt Security's stated redemption price at maturity multiplied by the number of complete years to the Debt Security's maturity. If such excess is not sufficient to cause the Debt Security to be a Market Discount Debt Security, then such excess constitutes de minimis market discount. The Code provides that, for these purposes, the "revised issue price" of a Debt Security generally equals its issue price, increased by the amount of original issue discount that has accrued over the term of the Debt Security.

     Any gain recognized on the retirement or disposition of a Market Discount Debt Security will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Debt Security. Alternatively, a holder of a Market Discount Debt Security may elect to include market discount in income over the life of the Debt Security. Such election shall apply to all debt instruments with market discount acquired by the electing holder during the first taxable year to which the election applies and all subsequent tax years. This election may not be revoked without the consent of the IRS.

     Market discount on a Market Discount Debt Security will accrue on a straight-line basis unless the holder elects to accrue such market discount using a constant yield method. Such an election shall apply only to the Debt Security with respect to which it is made and may not be revoked. A holder of a Market Discount Debt Security that does not elect to include market discount in income currently generally will be required to defer deductions for interest in borrowings allocable to such Debt Security in an amount not exceeding the accrued market discount on such Debt Security until the maturity or disposition of such Debt Security.

AMORTIZABLE PREMIUM

     Generally, if a holder purchases a Debt Security for an amount that is greater than the sum of all amounts payable on the Debt Security after the purchase date other than payments of qualified stated interest, such holder will be considered to have purchased the Debt Security with "amortizable bond premium" equal in amount to such excess. A holder of such a Debt Security may elect to amortize such premium using a constant yield method over the remaining term of the Debt Security and may offset interest otherwise required to be included in respect of the Debt Security during any taxable year by the amortized amount of such excess for the taxable year. However, if the Debt Security may be optionally redeemed after the holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Debt Security. Any election to amortize bond premium with respect to any Debt Security (or general debt obligation) applies to all taxable debt obligations held by the holder at the beginning of the first taxable year to which the election applies and to all debt obligations thereafter acquired in all subsequent tax years. The election may not be revoked without the consent of the IRS.

DISPOSITION OF A DEBT SECURITY

     Except as discussed above, upon the sale, exchange or retirement of a Debt Security, a holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such holder's adjusted tax basis in the Debt Security. A holder's adjusted tax basis in a Debt Security generally will equal such holder's initial investment in the Debt Security increased by any original issue discount included in income and any accrued market discount included in income, decreased by the amount of any payments that are not deemed qualified stated interest payments and amortizable bond premium applied to reduce interest with respect to such Debt Security. Such gain or loss generally will be long-term capital gain or loss if the Debt Security were held for more than one year.

BACKUP WITHHOLDING

     Backup withholding of Federal income tax at a rate of 31% may apply to payments made in respect of the Debt Securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's tax identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Debt Securities to a holder must be reported to the IRS, unless the holder is an exempt recipient or establishes an exemption.

     In addition, upon the sale of a Debt Security to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or
(ii) the seller provides, in the required manner, certain identifying information. Such a sale must also be reported by the broker to the IRS, unless the broker determines that the seller is an exempt recipient.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     The Debt Securities may be sold (i) to or through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, such underwriters to be designated at the time of sale; (ii) through agents designated from time to time; or (iii) directly by the Company. The applicable Prospectus Supplement will set forth the terms of the offering of the Debt Securities, including the name or names of any underwriters or agents, the purchase price of such Debt Securities and the proceeds to the Company from such sales, any underwriting discounts, agency commissions and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions to be allowed or reallowed or paid to dealers and the securities exchanges, if any, on which such Debt Securities may be listed.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate, all of which underwriters in either case will be designated in the Prospectus Supplement corresponding to such offering. Unless otherwise set forth in the applicable Prospectus Supplement, under the terms of the underwriting agreement, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Debt Securities with respect to which this Prospectus is delivered will be named, and any commission payable by the Company to such agent will be set forth, in the corresponding Prospectus Supplement. Unless otherwise indicated in the corresponding Prospectus Supplement, any such agent will be acting on a reasonable best-efforts basis for the period of its appointment.

     If so indicated in the applicable Prospectus Supplement, the Company may authorize underwriters or agents to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Delayed Delivery Contracts") providing for payment and delivery on the future date or dates stated in the Prospectus Supplement. The amount of Debt Securities to be sold under each Delayed Delivery Contract and the aggregate amount of Debt Securities to be sold under all Delayed Delivery Contracts will be set forth in the Prospectus Supplement. Institutions with which Delayed Delivery Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions, but shall in all cases be subject to the approval of the Company in its sole discretion. The obligations of the purchaser under any Delayed Delivery Contract to pay for and take delivery of Debt Securities will not be subject to any conditions except that
(i) the purchase of Debt Securities by such institution shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such institution is subject; and (ii) any related sale of Debt Securities to underwriters shall have occurred. A commission set forth in the applicable Prospectus Supplement will be paid to underwriters or agents soliciting purchases of Debt Securities pursuant to Delayed Delivery Contracts accepted by the Company. The underwriters or agents will not have any responsibility in respect of the validity or performance of Delayed Delivery Contracts.

     All Debt Securities will be new issues of securities with no established trading market. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

     Underwriters and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the 1933 Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof and to reimbursement by the Company for certain expenses. Underwriters and agents also may be customers of, engage in transactions with, or perform other services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of the Debt Securities will be passed upon for the Company by Amos & Jeffries, L.L.P., P.O. Box 787, Greensboro, North Carolina 27402. Jerry
W. Amos, a partner in that law firm and General Counsel to and a Director of the Company, beneficially owned 56,510 shares of the Company's Common Stock as of March 31, 1997.

     Certain legal matters in connection with the issuance of the Debt Securities will be passed upon for any underwriters or agents by Coudert Brothers, 1114 Avenue of the Americas, New York, New York 10036-7703.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended October 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in auditing and accounting.

              PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be paid by the Registrant in connection with the sale and distribution of the Debt Securities being registered hereby, other than underwriting or broker dealer fees, discounts and commissions. All amounts are estimated except for the Securities Act registration fee.

Securities Act registration fee.............................    $ 28,787.88
Printing and engraving......................................    $    35,000
Legal fees and expenses.....................................    $    65,000
Accounting fees and expenses................................    $    25,000
Rating agency fees..........................................    $    60,000
Blue Sky fees and expenses..................................    $     2,500
Trustee's Fees and Expenses.................................    $     5,000
Miscellaneous expenses......................................    $     5,000
                                                                -----------
     Total..................................................    $226,287.88
                                                                ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The following provisions of the North Carolina Business Corporation Act govern indemnification of officers and directors of the Company:

          SECTION 55-8-50. POLICY STATEMENT AND DEFINITIONS. (a) It is the public policy of this State to enable corporations organized under this Chapter to attract and maintain responsible, qualified directors, officers, employees and agents, and, to that end, to permit corporations organized under this Chapter to allocate the risk of personal liability of directors, officers, employees and agents through indemnification and insurance as authorized in this Part.

          (b) Definitions in this Part:

             (1) "Corporation" includes any domestic or foreign corporation absorbed in a merger which, if its separate existence had continued, would have had the obligation or power to indemnify its directors, officers, employees, or agents, so that a person who would have been entitled to receive or request indemnification from such corporation if its separate existence had continued shall stand in the same position under this Part with respect to the surviving corporation.

             (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

             (3) "Expenses" means expenses of every kind incurred in defending a proceeding, including counsel fees.

             (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

             (4a) "Officer," "employee," or "agent" includes, unless the context requires otherwise, the estate or personal representative of a person who acted in that capacity.

             (5) "Official capacity" means (i) when used with respect to a director, the office of director in a corporation; and (ii) when used with respect to an individual other than a director, as contemplated in G.S. 55-8-56, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

             (6) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

             (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

          SECTION 55-8-51. AUTHORITY TO INDEMNIFY. (a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

             (1) He conducted himself in good faith; and

             (2) He reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and

             (3) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

          (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).

          (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

          (d) A corporation may not indemnify a director under this section:

             (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

             (2) In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

          (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation that is concluded without a final adjudication on the issue of liability is limited to reasonable expenses incurred in connection with the proceeding.

          (f) The authorization, approval or favorable recommendation by the board of directors of a corporation of indemnification, as permitted by this section, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such indemnification shall be void or voidable on such ground.

          SECTION 55-8-52. MANDATORY INDEMNIFICATION. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

          SECTION 55-8-53. ADVANCE FOR EXPENSES. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors in the specific case or as authorized or required under any provision in the articles of incorporation or bylaws or by any applicable resolution or contract upon receipt of an undertaking by or on behalf of the director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses.

          SECTION 55-8-54. COURT-ORDERED INDEMNIFICATION. Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

             (1) The director is entitled to mandatory indemnification under G.S. 55-8-52, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

             (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in G.S. 55-8-51 or was adjudged liable as described in G.S. 55-8-51(d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

          SECTION 55-8-55. DETERMINATION AND AUTHORIZATION OF
     INDEMNIFICATION. (a) A corporation may not indemnify a director under G.S. 55-8-51 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in G.S. 55-8-51.

          (b) The determination shall be made:

             (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

             (2) If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

             (3) By special legal counsel (i) selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or
        (ii) if a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision
        (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

             (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

          (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (b)(3) to select counsel.

          SECTION 55-8-56. INDEMNIFICATION OF OFFICERS, EMPLOYEES, AND AGENTS. Unless a corporation's articles of incorporation provide otherwise:

             (1) An officer of the corporation is entitled to mandatory indemnification under G.S. 55-8-52, and is entitled to apply for the court-ordered indemnification under G.S. 55-8-54, in each case to the same extent as a director;

             (2) The corporation may indemnify and advance expenses under this Part to an officer, employee, or agent of the corporation to the same extent as to a director; and

             (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

          SECTION 55-8-57. ADDITIONAL INDEMNIFICATION AND INSURANCE. (a) In addition to and separate and apart from the indemnification provided for in G.S. 55-8-51, 55-8-52, 55-8-54, 55-8-55 and 55-8-56, a corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan. Any provision in any articles of incorporation, bylaw, contract, or resolution permitted under this section may include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

          (b) The authorization, adoption, approval, or favorable recommendation by the board of directors of a public corporation of any provision in any articles of incorporation, bylaw, contract or resolution, as permitted in this section, shall not be deemed an act of corporate transaction in which a director has a conflict of interest, and no such articles of incorporation or bylaw provision or contract or resolution shall be void or voidable on such grounds. The authorization, adoption, approval, or favorable recommendation by the board of directors of a nonpublic corporation of any provision in any articles of incorporation, bylaw, contract or resolution, as permitted in this section, which occurred prior to July 1, 1990, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such articles of incorporation, bylaws provision, contract or resolution shall be void or voidable on such grounds. Except as permitted in G.S. 55-8-31, no such bylaw, contract, or resolution not adopted, authorized, approved or ratified by shareholders shall be effective as to claims made or liabilities asserted against any director prior to its adoption, authorization, or approval by the board of directors.

          (c) A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under any provision of this Chapter.

          SECTION 55-8-58. APPLICATION OF PART. (a) If articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles.

          (b) This Part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

          (c) This Part shall not affect rights or liabilities arising out of acts or omissions occurring before July 1, 1990.

     The Company's By-Laws provide that the Company shall indemnify and hold harmless its directors, and officers of the Company who are also directors or who are designated by the Board of Directors from time to time as indemnified officers ("indemnified officers") against any obligation to pay any judgment, settlement, penalty, fine (including any excise tax assessed with respect to an employee benefit plan) and reasonable expenses, including but not limited to attorneys' fees of opposing parties ("Liabilities") and for any expenses incurred with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, and any appeal therein (and any inquiry or investigation that could lead to such a proceeding) (a "Proceeding"), including any Proceeding brought by or on behalf of the Company itself, arising out of their status as directors or officers of the Company. The Company shall also indemnify its directors and indemnified officers for their service at the Company's request as a director, officer, partner, trustee, employee or agent or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Company shall not, however, indemnify a director or indemnified officer against Liabilities or expenses incurred on account of activities of such person that at the time taken were known or believed by him or her, or a reasonable person would have or should have known, to be clearly in conflict with the best interests of the Company, The By-Laws further provide that the Company shall indemnify each director and indemnified officer for his or her reasonable costs, expenses and attorneys' fees incurred in connection with the enforcement of the rights to indemnification granted therein, if it is determined that such director or indemnified officer is entitled to indemnification thereunder.

     The Company's Articles of Incorporation, as amended, contain the following provisions:

          ARTICLE 8: A director of the Corporation shall not be personally liable to the Corporation or any of its shareholders for monetary damages for any breach of duty as a director, except for liability with respect to
     (i) acts or omissions not made in good faith that the director at the time of such breach knew or believed were in conflict with the best interests of the Corporation, (ii) any liability under N.C.G.S. sec. 55-8-33 (liability for unlawful distributions), (iii) any transaction from which such director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date on which this Article 8 became effective. As used herein, the term, "improper personal benefit" does not include a director's compensation or other incidental benefit for or on account of service as a director, officer, employee, independent contractor, attorney or consultant of the Corporation. If the North Carolina General Statutes are amended after approval by the Corporation's shareholders of this Article 8 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the North Carolina General Statutes, as so amended. No amendment or repeal of the provisions of this Article 8 shall apply to or have an effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or failure to act on the part of such director occurring prior to such amendment or repeal. The provisions of this Article 8 shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability which has not been eliminated by the provisions of this Article 8.

     The Company has obtained and maintains a policy for directors' and officers' liability insurance. The policy is designed to protect the Company in the event it is required to pay any amounts to its directors and officers as indemnification against loss arising from certain civil claims, including certain claims under the 1933 Act, which might be made against its directors and officers by reason of any alleged "breach of duty," neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted, while acting in their respective capacities as directors or officers of the Company.

     Reference is made to the form of Underwriting Agreement and Agency Agreement filed as Exhibits 1.1 and 1.2 hereto, respectively, which contain provisions for indemnification of the Company, its directors, officers, and any controlling persons by underwriters against certain liabilities for information furnished by such underwriters expressly for use in this Registration Statement.

ITEM 16. LIST OF EXHIBITS.

 1.1   Form of Underwriting Agreement
 1.2   Form of Agency Agreement
 4.1   Indenture dated as of April 1, 1993, between Piedmont
       Natural Gas Company, Inc., and Citibank, N.A., as Trustee
       (incorporated by reference to Exhibit 4.1 of Form S-3
       Registration Statement No. 33-59369 filed by the Registrant on August 9, 1995)
 4.2   First Supplemental Indenture dated as of February 25, 1994, between PNG Acquisition Company, Piedmont Natural Gas
       Company, Inc., and Citibank, N.A., as Trustee (incorporated by reference to Exhibit 4.2 of Form S-3 Registration
       Statement No. 33-59369 filed by the Registrant on August 9,
       1995)
 4.3   Form of Debt Security*
 4.4   Form of Master Global Note*
 5.1   Opinion of Amos & Jeffries, L.L.P., regarding legality of
       securities being registered
12.1   Computation of Ratio of Earnings to Fixed Charges
       (incorporated by reference to Exhibit 12 of Form 10-Q for
       the quarterly period ended January 31, 1997)
23.1   Consent of Amos & Jeffries, L.L.P. (included in Exhibit 5.1)
23.2   Independent Auditors' Consent
24.1   Powers of Attorney
25.1   Statement of Eligibility of Trustee on Form T-1

---------------

 * The Company will file any forms of Debt Securities not previously so filed in a current report on Form 8-K.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     A. Post-Effective Amendments

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

     provided, however, that the undertakings set forth in paragraphs (1)(i) and
     (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

     B. Filings Incorporating Subsequent Documents by Reference

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement and Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 30th day of April, 1997.

                                          PIEDMONT NATURAL GAS COMPANY, INC.

                                          By:       /s/ JOHN H. MAXHEIM
                                            ------------------------------------
                                                      John H. Maxheim
                                                   Chairman of the Board,
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement and Post-Effective Amendment No. 1 have been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURES                                   TITLE                        DATE
                     ----------                                   -----                        ----

                 /s/ JOHN H. MAXHEIM                     Director, Chairman of                 April 30, 1997
-----------------------------------------------------      the Board, President
                   John H. Maxheim                         and Chief Executive
                                                           Officer

                /s/ DAVID J. DZURICKY                    Senior Vice President --              April 30, 1997
-----------------------------------------------------      Finance (Principal
                  David J. Dzuricky                        Financial Officer)

                  /s/ BARRY L. GUY                       Vice President and                    April 30, 1997
-----------------------------------------------------      Controller (Principal
                    Barry L. Guy                           Accounting Officer)

                   JERRY W. AMOS*                        Director                              April 30, 1997
-----------------------------------------------------
                    Jerry W. Amos

                                                         Director
-----------------------------------------------------
                   C.M. Butler III

                 SAM J. DIGIOVANNI*                      Director                              April 30, 1997
-----------------------------------------------------
                  Sam J. DiGiovanni

                   JOHN W. HARRIS*                       Director                              April 30, 1997
-----------------------------------------------------
                   John W. Harris

                  MURIEL W. HELMS*                       Director                              April 30, 1997
-----------------------------------------------------
                   Muriel W. Helms

                 JOHN F. MCNAIR III*                     Director                              April 30, 1997
-----------------------------------------------------
                 John F. McNair III

                     SIGNATURES                                   TITLE                        DATE
                     ----------                                   -----                        ----

                  NED R. McWHERTER*                      Director                              April 30, 1997
-----------------------------------------------------
                  Ned R. McWherter

             WALTER S. MONTGOMERY, JR.*                  Director                              April 30, 1997
-----------------------------------------------------
              Walter S. Montgomery, Jr.

               DONALD S. RUSSELL, JR.*                   Director                              April 30, 1997
-----------------------------------------------------
               Donald S. Russell, Jr.

                JOHN E. SIMKINS, JR.*                    Director                              April 30, 1997
-----------------------------------------------------
                John E. Simkins, Jr.

             *By: /s/ DAVID J. DZURICKY
   -----------------------------------------------
                  David J. Dzuricky
                 (Attorney-in-Fact)

                               INDEX TO EXHIBITS

 1.1   Form of Underwriting Agreement
 1.2   Form of Agency Agreement
 4.1   Indenture dated as of April 1, 1993, between Piedmont
       Natural Gas Company, Inc., and Citibank, N.A., as Trustee
       (incorporated by reference to Exhibit 4.1 of Form S-3
       Registration Statement No. 33-59369 filed by the Registrant on August 9, 1995)
 4.2   First Supplemental Indenture dated as of February 25, 1994, between PNG Acquisition Company, Piedmont Natural Gas
       Company, Inc., and Citibank, N.A., as Trustee (incorporated by reference to Exhibit 4.2 of Form S-3 Registration
       Statement No. 33-59369 filed by the Registrant on August 9,
       1995)
 4.3   Form of Debt Security*
 4.4   Form of Master Global Note*
 5.1   Opinion of Amos & Jeffries, L.L.P., regarding legality of
       securities being registered
12.1   Computation of Ratio of Earnings to Fixed Charges
       (incorporated by reference to Exhibit 12 of Form 10-Q for
       the quarterly period ended January 31, 1997)
23.1   Consent of Amos & Jeffries, L.L.P. (included in Exhibit 5.1)
23.2   Independent Auditors' Consent
24.1   Powers of Attorney
25.1   Statement of Eligibility of Trustee on Form T-1

---------------

 * The Company will file any forms of Debt Securities not previously so filed in a current report on Form 8-K.